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Exhibit 8.1

List of Subsidiaries of Crucell N.V.

Legal Entity	Country of Registration
100% subsidiary Crucell N.V.: ChromaGenics B.V. (Amsterdam)	The Netherlands
100% subsidiary Crucell N.V.: Crucell Holland B.V. (Leiden)	The Netherlands
100% subsidiary Crucell Holland B.V.: U-BiSys B.V. (Utrecht)	The Netherlands
20.8% subsidiary Crucell Holland B.V.: Galapagos Genomics N.V.	Belgium (Mechelen)

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  Exhibit 8.1
List of Subsidiaries of Crucell N.V.